Exhibit (k)(23)

FS GLOBAL CREDIT OPPORTUNITIES FUND—ADV

AMENDED AND RESTATED DISTRIBUTION PLAN

Adopted: May 16, 2017

Effective: July 6, 2017

This Amended and Restated Distribution Plan (the “Plan”) has been adopted by the Board of Trustees (the “Board”) of FS Global Credit Opportunities Fund—ADV, a Delaware statutory trust (the “Company”), subject to the terms and conditions set forth herein. The Company is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company invests substantially all of its assets in FS Global Credit Opportunities Fund (the “Master Fund”).

Although not directly subject to Rule 12b-1 promulgated under the 1940 Act, the Company has elected to comply with the provisions of Rule 12b-1 as if they applied to the Company.

1.	Distribution Fees

(a)	Pursuant to the Plan, the Company may pay to (i) FS Investment Solutions, LLC (the “Dealer Manager”), the dealer manager for the Company’s continuous public offering of common shares of beneficial interest, $0.001 par value per share (“Common Shares”), and/or (ii) Franklin Square Holdings, L.P. or any other affiliate of the Dealer Manager (collectively, the “Affiliates”), an annual fee of 0.67% for distribution and sales support services, as applicable (the “Distribution Fee”), in respect of the Common Shares. The Distribution Fee shall accrue daily and be paid monthly at the rate indicated above, which annual rate is a percentage of the average daily net asset value of the Common Shares; provided, however, that the Distribution Fee with respect to the Common Shares shall not begin to accrue until August 1, 2017, or for a Common Share sold following such date, on the date of such sale.

(b)

Payments of the Distribution Fee under the Plan in respect of the Common Shares shall be used primarily to compensate the Dealer Manager for marketing services, distribution services and sales support services provided, and/or Affiliates for sales support services provided, respectively, in connection with the offering and sale of the Common Shares, and to reimburse the Dealer Manager and/or Affiliates for related expenses incurred, including payments by the Dealer Manager and/or Affiliates to compensate or reimburse brokers-dealers and other properly licensed financial intermediaries (collectively, “Selected Dealers”) for sales support services provided and related expenses incurred by such Selected Dealers in respect of the Common Shares. The services and expenses described in this Section 1(b) may include, but are not limited to, the following (in each case, to the extent not reimbursable as organizational and offering expenses pursuant to the Company’s administration agreement with FS Global Advisor, LLC): (i) development, formulation and implementation of marketing and promotional activities; (ii) preparation, printing and distribution of marketing and promotional materials by

Selected Dealers; (iii) expenditures for sales or distribution support services, including account maintenance and customer service support; (iv) preparation of information, analyses and opinions with respect to marketing and promotional activities; (v) commissions or other compensation to Selected Dealers attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions and compensation; (vi) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Dealer Manager, Affiliates or Selected Dealers attributable to distribution or sales support activities, as applicable; (vii) costs of administering the Plan; (viii) expenses of organizing and conducting sales seminars; (ix) Selected Dealer relations and communications relating to a potential liquidity event; and (x) any other costs and expenses relating to distribution or sales support activities.

(c)	Payments of the Distribution Fee under Section 1 of the Plan shall be made without regard to expenses actually incurred.

(d)	It is acknowledged that the Dealer Manager and Affiliates and other parties that receive fees from the Company may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with the Company out of its past profits or any additional sources other than the Distribution Fee which are available to it.

2.	Approval and Effectiveness of Plan

The distribution plan of the Company originally became effective on July 6, 2016, and the Plan became effective as of the date set forth above. Any amendments to the Plan will not become effective until such amendment is approved by a majority of the Board, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and if Common Shares (or a particular affected class of common shares) have previously been publicly offered, the Plan is approved by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company, or such particular class of common shares.

3.	Continuance of the Plan

The Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually by a majority of the Board, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

4.	Termination

(a)	The Plan may be terminated at any time as to the Company or any class of the Company’s common shares without penalty by (a) a vote of a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company or the affected class of common shares.

(b)	Any agreement related to the Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or by vote a majority of the outstanding voting securities of the Company or the affected class of common shares on not more than sixty (60) days’ written notice to any other party to the agreement; and will automatically terminate in the event of its assignment (as defined in the 1940 Act).

5.	Amendments

The Plan may not be amended so as to increase materially the amount of the Distribution Fees described in Section 1 in respect of a class of common shares unless the amendment is approved by a vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of the affected class of common shares. In addition, no material amendment to the Plan may be made unless approved by the Board in the manner described in Section 2(b).

6.	Fund Governance

So long as the Plan is in effect, the Board shall satisfy the applicable fund governance standards set forth in Rule 0-1(a)(7) promulgated under the 1940 Act, including that the selection and nomination of the Company’s trustees who are not “interested persons” (as defined in the 1940 Act) will be committed to the discretion of the trustees then in office who are not “interested persons” (as defined in the 1940 Act) of the Company.

7.	Written Reports

While the Plan is in effect, the Board shall receive, and the trustees shall review, at least quarterly, written reports which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

8.	Preservation of Materials

The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 7 for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9.	Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.